Exhibit 99.1

Nephros Reports 2010 First Quarter Financial Results

RIVER EDGE, NJ--(PRNewswire)—May 13, 2010 -- Nephros, Inc. (OTC:NEPH.OB - News) announced today financial results for the three months ended March 31, 2010.

First Quarter Highlights

•	Increased revenues by 57% to approximately $989,000 from prior year.
•	Reduced loss from operations by approximately $213,000 or 29% from prior year.
•	Signed Product development Agreement with STERIS Corp.
•	Distribution Agreement signed with Bellco Canada.

"For the remainder of 2010, the company's primary focus is to obtain a formal response to our pending 510(k) submission and complete the approval process," said Paul A. Mieyal, acting CEO of Nephros.  "At the same time, we are aggresively evaluating ways to reduce our cost of goods and increase sales of MD filters in Europe.  Nephros has an installed base of DSU filters for infection control in several major hospitals.  Nephros is seeking additional distributors and plans to hire additional salespeople to expand this market.  Our relationship with the U.S. military remains solid.  Our goal is to leverage research funding to obtain contracts to supply filtration products to the military. We continue to seek additional funding opportunities to support our business plan.”

Financial Performance for the First Quarter Ended March 31, 2010 (Unaudited)

For the quarter ended March 31, 2010, Nephros recognized net product revenues of approximately $989,000 compared with $631,000 in the corresponding period of 2009, an increase of $358,000 or 57%. The increase is primarily attributable to an approximately $120,000 or 36% increase in revenue related to the contract with the Office of Naval Research recognized in the first quarter of 2010 compared to the same period in 2009.  Sales of the OLpurTM MD 190 and MD 220 products in Europe increased by approximately $140,000 or 51% in the first quarter of 2010 compared to the same period in 2009.  Sales of Dual Stage Ultrafilters (DSUs) in the United States increased by approximately $98,000 or 408% in the first quarter of 2010 compared to the same period in 2009.

Operating expenses for the three months ended March 31, 2010 were approximately $916,000 compared with $919,000 in the corresponding period of 2009. The decrease of approximately $3,000 is primarily related to the reduction in depreciation expense of $36,000 or 50% in the first quarter of 2010 compared to the same period in 2009. Selling, general and administrative expenses were approximately $18,000 or 2% more in the first quarter of 2010 compared to the same period in 2009.  Increased spending in severance pay, legal and accounting expenses was partially offset by reduced spending in personnel related and marketing expenses.  Research and development expenses increased by approximately $15,000 in the first quarter of 2010 compared to the same period in 2009.  Increases were primarily related to personnel costs.

Nephros’ net loss was approximately $528,000 or $0.01 per basic and diluted common share for the first quarter of 2010 versus a net loss of approximately $735,000 or $0.02 per basic and diluted common share in the fourth quarter of 2009. Nephros’ net loss decreased $207,000 or 28% in the current quarter primarily due to the approximately $213,000 or 29% reduction in loss from operations in the first quarter of 2010 compared to the same period in 2009.

End-Stage Renal Disease (ESRD) Products

Nephros completed the patient treatment phase of the U.S. clinical trial evaluation of the OLpurTM H2HTM module and OLpurTM MD 220 filter during the second quarter of 2008. The Company submitted the clinical data to the FDA with the 510(k) application for U.S. marketing approval of these products in November 2008.  Following its review of the application, the FDA requested additional information from us.  We replied to the FDA inquiries on March 13, 2009.  The FDA has not provided us with any additional requests for information or rendered a decision on our application.  We have made inquiries to the FDA about the status of our application and have most recently been informed that as of March 10, 2010 our application is still under their review process.  Nephros believes that, if approved, its technology would be the first FDA-approved on-line HDF therapy available in the U.S.

Water Ultrafiltration Products

On July 1, 2009, we received FDA approval to market the DSU to be used to filter biological contaminants from water and bicarbonate concentrate used in hemodialysis procedures.  Nephros is investigating a range of commercial, industrial and retail opportunities for its DSU technology.  On March 23, 2010, Nephros announced a product development agreement with STERIS Corporation (NYSE: STE).

Military Product Development

Nephros has contracted with the Office of Naval Research to develop an advanced water purification system for military field use. Nephros’ proprietary dual stage cold sterilization ultrafilter will form the basis of the portable system. Nephros is continuing the development of its dual stage ultra reliable personal water filtration system under support from its U.S. Department of Defense appropriation and has completed initial concept development. Once work on this initial project was completed in August 2009, we were awarded a new $1.8 million research contract from the Office of Naval Research for continued development of a potable dual-stage military water purifying filter.   We have also introduced the DSU to various government agencies as a solution to providing potable water in certain emergency response situations.

About Nephros, Inc.

Nephros, Inc., headquartered in River Edge, New Jersey, is a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification.

The Nephros hemodiafiltration ("HDF") system is designed to improve the quality of life for the End-Stage Renal Disease (ESRD) patient while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. The Nephros HDF system removes a range of harmful substances more effectively, and with greater capacity, than existing ESRD treatment methods, particularly with respect to substances known collectively as "middle molecules." These molecules have been found to contribute to such conditions as dialysis-related amyloidosis, carpal tunnel syndrome, degenerative bone disease and, ultimately, mortality in the ESRD patient. Nephros ESRD products are sold and distributed throughout Europe and are currently being used in over fifty clinics in Europe.

The Nephros Dual Stage Ultrafilter (DSU) is the basis for the Nephros line of water filtration products. The patented dual stage cold sterilization ultrafilter has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses, parasites and biotoxins. Nephros’s DSUs are being evaluated at several major U.S. medical centers for infection control. The DSU has also been selected for further development by the U.S. Marine Corps for purification of drinking water by soldiers in the field.

For more information about Nephros, please visit our website at http://www.nephros.com

Forward-Looking Statements

Statements in this news release that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such statements may be preceded by words such as "may," "plans," "expects," "believes," "hopes," "potential" or similar words. For such statements, Nephros claims the protection of the PSLRA.

Forward-looking statements are not guarantees of future performance, are based on assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Nephros' control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that Nephros may not be able: (i) to obtain additional funding when needed or on favorable terms; (ii) to continue as a going concern; (iii) to obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (iv) to have its technologies and products accepted in current or future target markets; (v) to demonstrate in pre-clinical or clinical trials the anticipated efficacy, safety or cost savings of products that appeared promising to Nephros in research or clinical trials; or (vi) to secure or enforce adequate legal protection, including patent protection, for its products. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros' filings with the SEC.  Investors and security holders are encouraged to read these documents on the SEC's website at http://www.sec.gov/. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.